REZNICK FEDDER AND SILVERMAN
217 East Redwood St. Suite 1900. Baltimore, MD 21202-3316

                  INDEPENDENT AUDITORS' REPORT


To the Partners
Century Pacific Housing Fund-I

   We have audited the accompanying balance sheets of Century Pacific Housing Fund-I as of March 31, 1996 and 1995, and the related statements of operations, partners' equity (deficit) and cash flows for each of the three years in the period ended March 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of certain operating limited partnerships for the years ended December 31, 1995 and 1994, in which the Partnership owns a limited partnership interest. The investment in such partnerships comprises 38% and 42% of the assets as of March 31, 1996 and 1995, respectively, and 40% and 42% of the Partnership's loss for the years ended March 31, 1996 and 1995, respectively. The financial statements of these operating partnerships were audited by other auditors, whose report has been furnished to us, and our opinion, insofar as it relates to information relating to these partnerships, is based solely on the reports of the other auditors.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.

   In our opinion, based on our audits and the reports of the other auditors , the financial statements referred to above present fairly, in all material respects, the financial position of Century Pacific Housing Fund-I as of March 31, 1996 and 1995, and the results of its operations, the changes in its partners' equity (deficit) and its cash flows for each of the three years in the period ended March 31, 1996, in conformity with generally accepted accounting principles.

   The accompanying financial statements have been prepared assuming that the Partner-ship will continue as a going concern. As discussed in Note 2 to the financial statements, the Partnership's Operating Partnerships have not achieved the operating results required to provide the Partnership with sufficient cash distributions to fund the Partnership's administrative costs. Additionally, the Partnership has incurred allocated losses from all but one of its Operating Partnerships to the extent of the Partnership's cash contributions. As a result of the foregoing, the Partnership is dependent upon the general partners and affiliates for continued financial support. The auditors' report on seven of the Operating Partnerships' financial statements contained an explanatory paragraph relating to a going concern issue concerning the expiration of the Housing Assistance Payment Contract. As discussed in Note 2 to the financial statements, these Operating Partnerships had Housing Assistance Payment Contracts with the U.S. Department of Housing and Urban Development which are due to expire during 1996. These factors raise substantial doubt about the Partnership's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

   We have also prepared, from information audited by us and other auditors, the related financial statement schedules listed in Item 14 (a)(2) as of December 31, 1995. In our opinion, the financial statement schedules present fairly, in all material respects, the information required to be set forth therein.


                           Reznick Fedder and Silverman
                                    (Sgd.)

Baltimore, Maryland
June 13, 1996





               CENTURY PACIFIC HOUSING FUND-I

                      BALANCE SHEETS

                  MARCH 31, 1996 AND 1995

                                          1996       1995
                                          ____       ____
                         ASSETS

Cash                                    $1,754     $1,130
Receivable from related party
   (Note 3)                             15,549     13,725
Investments in Operating Part-
   nerships (Notes 1 and 4)            530,401    707,190
                                       _______    _______
                                      $547,704   $722,045
                                      ________   ________

      LIABILITIES AND PARTNERS' EQUITY (DEFICIT)

Accounts payable and accrued
   expenses                            $20,840    $22,300
Advance from affiliate (Note 3)         59,755     59,755
Payable to related parties
   (Note 3)                            635,403    560,342
                                       _______    _______
                                       715,998    642,397
                                       _______    _______

Commitments and contingencies
   (Note 6)                               -         -

Partners' equity (deficit)
   General Partners                   (382,088) (377,129)
   Limited Partners, $1,000 stated
      value per unit, 50,000 units
      authorized, 22,315 units
      issued and outstanding           213,794   456,777
                                       _______   _______
                                      (168,294)   79,648
                                      ________   _______

                                      $547,704  $722,045
                                      ________  ________


         -See notes to financial statements-




              CENTURY PACIFIC HOUSING FUND-I

                STATEMENT OF OPERATIONS

       YEARS ENDED MARCH 31, 1996, 1995 AND 1994

                               1996      1995      1994
                               ____      ____      ____
Revenues
   Transfer Fees             $3,900    $5,000    $4,200
                             ______    ______    ______

Expenses
   Allocated overhead
     expenses-affiliate      60,000    60,000    60,000
   Other general and
     administrative          15,053    12,069    10,492
   Amortization (Note 1)        -         -      35,940
                            _______   _______   _______
                             75,053    72,069   106,432
                            _______   _______   _______

Loss before equity in
   net losses of Oper-
   ating Partnerships       (71,153)  (67,069) (102,232)

Equity in net losses
   of Operating Part-
   nerships (Note 4)       (176,789) (241,098) (256,914)
                           ________  ________  ________

Net Loss                  ($247,942)($308,167)($359,146)
                          _________ _________ _________

Allocation of net loss
   General Partners         ($4,959)  ($6,163)  ($7,183)
   Limited Partners        (242,983) (302,004) (351,963)
                           ________  ________  ________
                          ($247,942)($308,167)($359,146)
                           ________  ________  ________

Net loss per unit of
   limited partner-
   ship interest
   (Note 1)                  ($11)      ($14)     ($16)
                             _____      _____     _____


Average number of
   outstanding units        22,315     22,315     22,315
                            ______     ______     ______


             -See notes to financial statements-





              CENTURY PACIFIC HOUSING FUND-I


           STATEMENTS OF PARTNERS' EQUITY (DEFICIT)

          YEARS ENDED MARCH 31, 1996, 1995 AND 1994




                                 Original
                       General   Limited   Limited
                       Partners  Partner   Partners  Total
                       ________  ________  _______  _______

Equity (deficit) at
   March 31, 1993     $(363,783) $    - $1,110,744 $746,961

Net loss                 (7,183)      -   (351,963)(359,146)
                       ________  ________  ________ _______
Equity (deficit) at
   March 31, 1994      (370,966)      -    758,781  387,815

Net loss                 (6,163)      -   (302,004)(308,167)
                       ________  _______  _______  ________
Equity (deficit) at
   March 31, 1995      (377,129)      -    456,777   79,648
Net loss                 (4,959)      -   (242,983)(247,942)
                       ________  ________  _______  _______
Equity (deficit) at
   March 31, 1996     $(382,088)      -   $213,794$(168,294)
                       =========  =======  ======== =======
Percentage interest at
   March 31, 1996         1%          1%      98%     100%



                  CENTURY PACIFIC HOUSING FUND-I

                      STATEMENTS OF CASH FLOWS

                YEARS ENDED MARCH 31, 1996, 1995 AND 1994

                                 1996      1995      1994
                               ________  ________  ________
Cash flows from operating activities
   Net loss                  $(247,942) $(308,167)$(359,146)
   Adjustments to reconcile
   net loss to net cash
   provided by operating
   activities
     Equity in net losses of
     Operating Partnerships    176,789    241,098   256,914
     Decrease in accounts
     payable and accrued
     expenses                   (1,460)      -      (19,139)
     Increase in payable to
     related parties            75,061     68,400    86,862
     Amortization of
     organization costs                              35,940
                               _______    _______   _______
        Net cash provided by
        operating activities     2,448      1,331     1,431
                               _______    _______   _______
Cash flows from investing
activities
   Advance to affiliate         (1,824)    (1,534)     (265)
                               _______    _______   _______
       Net cash used in investing
       activities               (1,824)    (1,534)     (265)
                               _______    _______   _______
       Net increase (decrease)
       in cash                     624       (203)    1,166

Cash at beginning of period      1,130      1,333       167
                               _______    _______   _______

Cash at end of period           $1,754     $1,130    $1,333
                               =======    =======   =======



NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
         POLICIES

Century Pacific Housing Fund-I, a California limited partnership, (the Partnership), was formed on October 6, 1986 for the purpose of raising capital by offering and selling limited partnership interests and then acquiring limited partnership interests in 21 limited partnerships (the Operating Partnerships), which acquired and operate 21 multi-family residential apartment properties (the properties).

The general partners of the Partnership are Century Pacific
Capital Corporation, a California corporation (CPCC), and
Irwin Jay Deutch, an individual (collectively, the general partners). The general partners and affiliates of the general partners (the general partners and affiliates) have interests in the Partnership and receive compensation from the Partnership and the Operating Partnerships (Note 3).

The properties qualify for the Low-Income Housing Tax Credit established by Section 42 of the Tax Reform Act of 1986 (the Low-Income Housing Tax Credit) and one property qualifies for Historic Rehabilitation Tax Credits (collectively the Tax Credits). These properties are leveraged low-income multi-family residential complexes and receive one or more forms of assistance from federal, state or local government agencies (the Government Agencies).

In July 1987, the Partnership began raising capital from sales of limited partnership interests, at $1,000 per unit, to limited partners. The Partnership authorized the issuance of a maximum of 50,000 partnership units of which 22,315 were subscribed and issued. The limited partnership interest offering closed in April 1988.

The Partnership has acquired limited partnership interests ranging from 97% to 99% in the Operating Partnerships, which have invested in rental property.

Method of Accounting for Investments in Operating
Partnerships

The Partnership uses the equity method to account for its investments in the Operating Partnerships in which it has invested (Note 4). Under the equity method of accounting, the investment is carried at cost and adjusted for the Partnership's share of the Operating Partnerships' results of operations and by cash distributions received. Equity in the loss of each Operating Partnership allocated to the Partnership is not recognized to the extent that the investment balance would become negative. Costs paid by the Partnership for organi-zation of the Operating Partnerships as well as direct costs of acquiring properties, including acquisition fees and reimbursable acquisition expenses paid to the general partner, have been capitalized as investments in Operating Partnerships.

Basis of Accounting

The Partnership maintains its financial records on the tax basis. Memorandum entries, while not recorded in the records of the Partnership, have been made in order to prepare the financial statements in accordance with generally accepted accounting principles.

On August 7, 1991, management of the Partnership changed from a calendar year end to a fiscal year end of March 31 for financial reporting purposes. Accordingly, the Partnership's quarterly periods end June 30, September 30, and December 31. The Operating Partnerships, for financial reporting purposes, have a calendar year. The Partnership, as well as the Operating Partnerships, have a calendar year for income tax purposes.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Deferred Organization Costs

Deferred organization costs were amortized on a straight line basis over a period of sixty- months. These costs were fully amortized during the year ended March 31, 1994.

Income Taxes

No provision has been made for income taxes in the accompanying financial statements since such taxes and/or the recapture of the Low-Income Housing Tax Credit benefits received, if any, are the liability of the individual partners. The Partnership uses the accrual method of accounting for tax purposes.

Net Loss per Unit of Limited Partnership Interest

Net loss per unit of limited partnership interest is calculated based upon the weighted average number of units of limited partnership interest (units) outstanding, which is 22,315 for the years ended March 31, 1996, 1995, and 1994.

NOTE 2 - REALIZATION OF ASSETS

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates continuation of the Partnership as a going concern. The Partnership's Operating Partnerships have not achieved the operating results required to provide the Partnership with sufficient cash distributions to fund the Partnership's administrative costs. Additionally, the Partnership has incurred allocated losses from all but one of its Operating Partnerships to the extent of the Partnership's
cash contributions.   As a result of the foregoing, the
Partnership is dependent upon the general partners and affiliates for continued financial support.

The auditors' report on seven of the Operating Partnerships' financial statements contained an explanatory paragraph relating to a going concern issue concerning the expiration of the Housing Assistance Payment Contract. These Operating Partnerships have Housing Assistance Payment Contracts with the U.S. Department of Housing and Urban Development (HUD) that are due to expire during 1996. As of June 13, 1996, three of the Operating Partnerships have been granted one year extensions. Management has requested one year extensions for the remaining four Operating Partnerships, however, as of June 13, 1996, these extensions have not been granted.

Management maintains that the general partners and affiliates, though not required to do so, will continue to fund operations by deferring payment to related parties of allocated overhead expenses, and by funding any Partnership operating costs. Unpaid allocated overhead expenses will accrue and become payable when the Operating Partnerships generate sufficient cash distributions to the Partnership to
cover such expenses.   The financial statements do not
include any adjustments that might result from the outcome of this uncertainty.


NOTE 3 - TRANSACTIONS WITH THE GENERAL PARTNERS AND
         AFFILIATES OF THE GENERAL PARTNERS

The general partners of the Partnership are CPCC and Irwin Jay Deutch. The original limited partner of the Partnership is Westwood Associates which partners are Irwin Jay Deutch and key employees of CPCC. Century Pacific Placement Corporation (CPPC), an affiliate of the general partners, served as the broker-dealer-manager for sales of the limited partnership interests in the Partnership. Century Pacific Realty Corporation (CPRC), an affiliate of CPCC, is a general partner in each of the Operating Partnerships.

The general partners have an aggregate one percent interest in the Partnership, as does the original limited partner. CPRC has a one percent interest in each of the Operating Partnerships, except for one Operating Partnership in which it has a one-half percent interest. The general partners and affiliates receive compensation and reimbursement of expenses from the Partnership, as set forth in the limited partnership agreement, for their services in managing the Partnership and its business. The general partners and affiliates also receive compensation and reimbursement of expenses from the Operating Partnerships. This compensation and reimbursement includes services provided to the Partnership during its offering stage, acquisition stage, operational stage, and termination or refinancing stage.

The general partners and affiliates earned the following fees for services provided to the Partnership and were entitled to reimbursement for costs incurred by the general partners and affiliates on behalf of the Partnership and the Operating Partnerships for the years ended March 31, 1996, 1995 and 1994 as follows:
                                 1996      1995      1994
                               ________  ________  ________
Fees and reimbursement from
the Partnership
   Reimbursement for overhead
   allocated from Century
   Pacific Investment
   Corporation (CPIC)         $ 60,000   $ 60,000  $ 60,000
                              ________   ________   _______
Fees and reimbursement from
the Operating Partnerships
   Supervisory management fee
   (CPCC and CPRC)              152,115   152,115   152,115
   Partnership management fee
   (CPCC and CPRC)              353,266   351,492   347,901
                                _______   _______   _______
                                505,381   503,607   500,016
                                _______   _______   _______

                               $565,381  $563,607  $560,016
                                =======   =======   =======

At March 31, 1996 and 1995, payable to related parties consists of fees and certain general and administrative costs accrued as payable by the Partnership to the general partners and affiliates relating to the above and prior year's amounts totalling $635,403 and $560,342, respectively. Such fees and allocated costs have been deferred until the Partnership has sufficient cash to pay them.

Receivable from related party of $15,549 and $13,725 at March 31, 1996 and 1995, respectively, represents cash advances to several of the Operating Partnerships, and the payment of state franchise taxes for CPHP III, IV, V, VIII, IX, XVIII, XX, and XXII.

At March 31, 1996 and 1995, CPRC was owed $59,755 for non-interest bearing, demand cash advances to the Partnership during the fiscal year ended March 31, 1993 and the calendar year ended December 31, 1990.

The general partners may advance funds to the Partnership to fund operating deficits, but are not obligated to do so. Such advances shall be evidenced by a promissory note of a term no more than 12 months in length and at a rate of interest no lower than the prime rate. All such loans shall be repaid prior to any distributions of net cash flow. At March 31, 1996 and 1995, the Partnership had no outstanding advances due to the general partners.


NOTE 4 - INVESTMENTS IN OPERATING PARTNERSHIPS

At March 31, 1996 and 1995, the Partnership owned limited partnership interests in 21 Operating Partnerships, each of which has invested in a multi-family rental property.

Investments in Operating Partnerships consist of the following:


                                             March 31,
                                      ____________________
                                        1996        1995
                                      _________  _________

Cash contributions to Operating
Partnerships to fund purchase of
beneficial interests in properties  $15,497,467 $15,497,467

Cash contributions to Operating
Partnerships to fund operations           6,150       6,150

Cash distribution from Operating
Partnership                              (6,326)     (6,326)

Acquisition and organization costs    3,342,778   3,342,778

Equity in net losses of Operating
Partnerships                        (18,309,668)(18,132,879)
                                     __________  __________
                                     $  530,401  $  707,190
                                     ==========  ==========

A summary of the combined balance sheets as of December 31, 1995 and 1994 and combined statements of operations of the aforementioned Operating Partnerships for the years then ended follows:


                       COMBINED BALANCE SHEETS


                                      1995          1994

                          Assets
                          ______
Cash                               $ 507,155      $ 322,989
Reserve for replacements           2,697,845      2,968,740
Land and buildings                73,486,874     76,861,018
Other assets                       3,412,642      3,406,975
                                ____________   ____________
                                $ 80,104,516   $ 83,559,722
                                ============   ============


                Liabilities and Partners' Deficit
                _________________________________

Notes payable                   $112,793,239   $108,870,670
Other liabilities                  3,922,513      3,539,293
                                ____________   ____________
                                 116,715,752    112,409,963

Partners' deficit                (36,611,236)   (28,850,241)
                                ____________    ___________
                                $ 80,104,516    $83,559,722
                                ============    ===========


                  COMBINED STATEMENTS OF OPERATIONS

                                    1995            1994
                                 ___________    __________
Revenue
   Rental income                 $15,021,821    $14,073,899
   Other income                      322,854        401,698
                                  __________     __________
                                  15,344,675     14,475,597
                                  __________     __________
Expenses
   Utilities                       2,629,381      2,696,414
   Repairs and maintenance         4,210,570      3,760,778
   Management fees                 1,194,622      1,129,787
   Other operating expenses        1,371,859      5,011,124
   Interest                        9,348,495      5,295,948
   Depreciation and amortization   4,199,930      4,200,321
                                  __________     __________
                                  22,954,857     22,094,372

Net loss                         $(7,610,182)   $(7,618,775)
                                  ==========     ==========
Allocation of loss
   General Partners and other
   Limited Partners             $(7,433,393)    $(7,377,677)
   CPHF-I                          (176,789)       (241,098)
                                 __________      __________
                                $(7,610,182     $(7,618,775)
                                ===========     ===========

NOTE 5 - INCOME TAXES

A reconciliation of the financial statement net loss of the Partnership for the years ended March 31, 1996, 1995 and 1994, to the tax return net loss for the years ended December
31, 1995, 1994 and 1993 are as follows:

                              1996         1995       1994
                            ________     _______    ________

Financial statement net
loss for the years ended
March 31, 1996, 1995 and
1994                        $247,942    $308,167    $359,146

Add (less) transactions
occurring between:
   January 1, 1993 to
      March 31, 1993            -            -        34,168
   January 1, 1994 to
      March 31, 1994                      25,558     (25,558)
   January 1, 1995 to
      March 31, 1995          16,767     (16,767)       -

   January 1, 1996 to
      March 31, 1996         (17,789)         -         -
                           _________   _________   _________
Adjusted financial statement
   net loss for the years
   ended December 31, 1995,
   1994 and 1993             246,920     316,958     367,756

Excess of book amortization
   over tax amortization         -            -      (35,940)

Differences arising from
   investment in local
   partnerships            6,243,567   6,234,394   5,324,301

Other timing differences
   between book and tax       (3,146)    (21,847)     (1,940)
                           _________  __________   _________
Tax return net loss
for the years ended
December 31, 1995,
1994 and 1993             $6,487,341  $6,529,505  $5,654,177
                          ==========  ==========  ==========

In addition, the difference between the equity in the
investment in local partnerships for tax return and financial statement purposes at December 31, 1995 is as follows:
   Investment in local partnership -
      financial statements                 $   530,401

   Investment in local partnership -
      tax return                           (29,018,125)
                                           ___________
                                          $(28,487,724)
                                           ===========


NOTE 6 - COMMITMENTS AND CONTINGENCIES

The rents of the Operating Partnerships, all of which receive rental subsidy payments, including payments under Section 8 of Title II of the Housing and Community Development Act of 1974 ("Section 8") are subject to specific laws, regulations, and agreements with federal and state agencies. The subsidy agreements expire at various times during and after the 15-year compliance period of the Operating Partnerships. The United States Department of Housing and Urban Development ("HUD") has issued a notice implementing provisions to renew
Section 8 contracts expiring during HUD's fiscal year 1996, where requested by an owner, for an additional one year term at current rent levels. As of June 13, 1996, seven of the Operating Partnerships' Section 8 contracts are due to expire during 1996, one year contract extensions have been granted for three of the Operating Partnerships. The remaining four Operating Partnerships have not yet received HUD's approval of their extension requests. At the present time, the Partnership cannot reasonably predict legislative initiatives and governmental budget negotiations, the outcome of which could result in a reduction in funds available for the various federal and state administered housing programs including the Section 8 program. Such changes could adversely affect the future net operating income and debt structure of any or all Operating Partnerships receiving such subsidy or similar subsidies.


NOTE 7 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107 "Disclosure about Fair Value of Financial Instruments". The estimated fair value amounts have been determined using available market information, assumptions, estimates and valuation methodologies.

Cash, Receivable From/Payable to Related Parties, Advances from Affiliate and Accounts Payable and Accrued Expenses

At March 31, 1996 and 1995, the carrying amounts reported on the balance sheet approximate fair value.


Investment in Operating Partnerships

It is not practical to determine fair values of the Partnership's investment in Operating Partnerships.





             CENTURY PACIFIC HOUSING FUND-I


SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION OF
                 OPERATING PARTNERSHIPS IN WHICH CPHF-I
                   HAS LIMITED PARTNERSHIP INTERESTS

                           DECEMBER 31, 1995

                   CPHP-I    VOA-SUNSET  CPHP-III   CPHP-IV
                  Charter    Park,Ltd.   Highland    Forest
                   House     Sunset Pk.    Park       Glen
                 Dothan,AL   Denver,CO   Topeka,KS   K.C.,KS
                 _________   _________   _________   _________

Encumbrances     2,329,540   8,045,422   9,427,011   5,713,004

Initial Cost to
Operating Part-
nership:
  Land             179,578     803,595     434,475     427,519
  Bldgs.& Improv 1,918,124   5,696,405   6,465,525   4,469,134

Cost Capitalized
Subsequent to
Acquisition:
  Land                 -         7,305         251         292
  Bldgs.& Improv    74,467     629,006     519,452     218,866

Gross Amounts at
Which Carried at
Close of Year:
  Land             179,577     810,900     434,726     427,811
  Bldgs.& Improv 1,992,591   6,325,311   6,984,977   4,688,000
  Total          2,172,168   7,136,311   7,419,703   5,115,811

Accumulated Deprn-
  Bldgs.& Improv   597,122   1,961,513   2,715,010   1,598,177

Date of Construction  1972        1971        1967        1971

Date Acquired        12/87       12/87       12/87       12/87

Date Upon Which
Deprn in Latest
Income Statement
is Computed      27.5 yrs.   10-50 yrs.  10-40 yrs.    40 yrs.
______________________________________________________________


                 CPHP-VI     CPHP-VII     CPHC-IX      CPHP-X
                 Edgewood    Gulfway      Wind Ridge   Bergen
                             Terrace                   Circle
                 Danville,   New Orleans, Wichita,  Springfield
                    IL          LA           KS         IL
                 _________   _________   _________   _________

Encumbrances     2,991,734   5,742,744   3,596,421  13,601,720

Initial Cost to
Operating Part-
nership:
  Land             223,418     270,343     169,514     925,439
  Bldgs.& Improv 3,316,582   5,429,657   3,330,486  11,335,561

Cost Capitalized
Subsequent to
Acquisition:
  Land              -              237         146         767
  Bldgs.& Improv   250,555     261,310     480,250     994,845

Gross Amounts at
Which Carried at
Close of Year
  Land             223,418     270,580     169,660     926,206
  Bldgs.& Improv 3,567,137   5,690,967   3,810,736  12,330,406
  Total          3,790,555  5,961,547    3,980,396  13,281,612

Accumulated Deprn-
Bldgs.& Improv   1,049,976   1,954,765   1,365,892   3,694,072

Date of Construction  1970        1970        1969        1976

Date Acquired        12/87       12/87       12/87       12/87

Life Upon Which
Depreciation in
Latest Income
Statement is
Computed          27.5 yrs.  10-40 yrs.  10-40 yrs.  27.5 yrs.
______________________________________________________________

                 CPHP-V     CPHP-VIII    CPHP-XI     CPHP-XII
                 Jaycee      Sunset     Continental    Yale
                 Towers     Townhouses    Terrace     Village
                                        Fort Worth,   Houston,
                 Dayton,OH   Newton,KS      TX           TX
                 _________   _________   _________   _________
Encumbrances     7,144,303   1,336,512   5,247,031   7,285,063

Initial Cost to
Operating Part-
nership:
  Land             599,719      50,259     231,946     299,925
  Bldgs.& Improv 5,096,481   1,174,741   4,368,054   4,950,075

Cost Capitalized
Subsequent to
Acquisition:
  Land              -              138       1,049       1,364
  Bldgs.& Improv   286,286      99,092     555,627     348,941

Gross Amount at
Which Carried at
Close of Year:
  Land             599,719      50,397     232,995     301,289
  Bldgs.& Improv 5,382,767   1,273,833   4,923,681   5,299,016
  Total          5,982,486   1,324,230   5,156,676   5,600,305

Accumulated Deprn-
  Bldgs.& Improv 1,406,176     413,602   1,688,913   2,002,159

Date of Construction  1970        1971        1971       1970

Date Acquired        10/88       08/88       10/88      08/88

Life Upon Which
Depreciation in
Latest Income
Statement is
Computed         27.5 yrs.     40 yrs.   20-40 yrs. 20-40 yrs.
______________________________________________________________

                 CPHP-III    CPHP-XIV    CPHP-XV     CPHP-XVI
                 Atlantis    Kings Row   Castle      Rockwell
                                         Gardens      Villa
                 Virginia    Houston,    Lubbock,    Oklahoma
                 Beach,VA     Texas       Texas      City,OK
                 _________   _________   _________   _________

Encumbrances     7,153,172   4,750,955   3,899,176   1,408,214

Initial Cost to
Operating Part-
nership:
  Land             520,607     193,458     161,989      75,255
  Bldgs.& Improv 5,382,387   3,586,542   3,106,011   1,160,145

Cost Capitalized
Subsequent to
Acquisition:
  Land               2,861         947         821       1,168
  Bldgs.& Improv   448,537     613,452     483,972     198,373

Gross Amount at
Which Carried at
Close of Year:
  Land             523,468     194,405     162,810      76,423
  Bldgs.& Improv 5,830,924   4,199,994   3,589,983   1,358,518
  Total          6,354,392   4,394,399   3,752,793   1,434,941

Accumulated Deprn-
  Bldgs.& Improv 1,951,126   1,476,208   1,147,553     410,064

Date of Construction  1970        1968        1971        1970

Date Acquired        07/88       08/88       07/88       07/88

Life Upon Which
Depreciation in
Latest Income
Statement is
Computed         20-40 yrs.  20-40 yrs.  15-40 yrs.   27.5 yrs.
______________________________________________________________

                 CPHP-XVII   CPHP-XVIII  COLEMAN     CPHP-XX
                 London Sq.  Ascencion  Manor Assoc. Holiday
                 Village      Towers    Coleman Mnr. Heights
                 Oklahoma     Memphis,  Baltimore,  Fort Worth,
                 City,OK        TN         MD          TX
                 _________   _________   _________   _________

Encumbrances     4,629,274   8,006,424   2,329,143   2,674,410

Initial Cost to
Operating Part-
nership:
  Land             203,978     176,341      61,281     202,445
  Bldgs.& Improv 4,009,000   6,551,159   3,384,621   1,942,864

Cost Capitalized
Subsequent to
Acquisition:
  Land                -          -        -       -
  Bldgs.& Improv   543,177     602,632     144,078     165,097

Gross Amount at
Which Carried at
Close of Year:
  Land             203,978     176,341      61,281     202,445
  Bldgs.& Improv 4,552,177   7,153,791   3,528,699   2,107,961
  Total          4,756,155   7,330,132   3,589,980   2,310,406

Accumulated Deprn-
  Bldgs.& Improv 1,593,154   2,078,582     925,015     655,223

Date of Construction  1975        1975        1903        1972

Date Acquired        08/88       08/88       05/88       10/88
Life Upon Which
Depreciation in
Latest Income
Statement is
Computed         27.5 yrs.   27.5 yrs.    27.5 yrs     32 yrs.
_____________________________________________________________

                              CPHP-XXII
                            Harriet Tubman
                               Terrace
                             Berkeley,CA           TOTAL
                             ___________         ___________

Encumbrances                   5,481,966        $112,793,239

Initial Cost to
Operating Partner-
ship:
  Land                           361,275           6,572,359
  Bldgs.& Improv               3,807,339          90,480,893

Cost Capitalized
Subsequent to
Acquisition:
  Land                             5,096              22,442
  Bldgs.& Improv                 399,040           8,317,055

Gross Amount at Which
Carried at Close of
Year:
  Land                           366,372           6,594,801
  Bldgs.& Improv               4,206,379          98,797,948
  Total                        4,572,751         105,392,749

Accumulated Deprn-
  Bldgs.& Improv               1,221,573          31,905,875

Date of Construction                1975

Date Acquired                      08/88

Life Upon Which
Depreciation in
Latest Income Statement
is Computed                    27.5 yrs.











             NOTES TO SCHEDULE III - REAL ESTATE AND
         ACCUMULATED DEPRECIATION OF OPERATING PARTNERSHIPS
        IN WHICH CPHF-I HAS LIMITED PARTNERSHIP INTERESTS

                        DECEMBER 31, 1995


NOTE 1 - DESCRIPTION OF PROPERTIES

The properties held by the Operating Partnerships in which the Partnership has invested are housing projects, primarily for families and elderly or handicapped individuals of low and moderate income.

NOTE 2 - SCHEDULE OF ENCUMBRANCES

Operating Partnership
  Name and Property     Residual Purchase  Other
      Name     Mortgages  Notes    Notes   Notes    Total
____________   ________ ________ ________ _______  _______

CPHP-I
Charter House  $988,603 $1,340,937  $  -    $  -  $2,329,540

CPHP-II
VOA/Sunset Park, Ltd.
Sunset Park   2,668,148  4,718,048     -  659,226  8,045,422

CPHP-III
Highland Park 1,398,319  7,531,527     -  497,165  9,427,011

CPHP-IV
Forest Glen
Estates       2,126,995  3,317,258     -  268,751  5,713,004

CPHP-V
Jaycee Towers 2,636,776  3,996,214     -  511,313  7,144,303

CPHP-VI
Edgewood      2,099,921    712,882     -  178,931  2,991,734

CPHP-VII
Gulfway Terr  2,874,445  2,569,316     -  298,983  5,742,744

CPHP-VIII
Sunset Town-
houses          649,779    620,466     -   66,267  1,336,512

CPHP-IX
Wind Ridge    1,500,174  2,013,406     -   82,841  3,596,421

CPHP-X
Bergen Circle 6,360,472  6,778,852     -  462,396 13,601,720

CPHP-XI
Continental
Terrace       2,239,107  2,679,355     -  328,569  5,247,031

CPHP-XII
Yale Village  2,625,525  3,033,960     -1,625,578  7,285,063

CPHP-XIII
Atlantis      2,298,565  4,639,610     -  214,997  7,153,172

CPHP-XIV
Kings Row     1,537,403  2,810,011     -  403,541  4,750,955

CPHP-XV
Castle Gardens1,556,252  2,132,187     -  210,737  3,899,176

CPHP-XVI
Rockwell Villa  582,065    716,882     -  109,267  1,408,214

CPHP-XVII
London Square
Village       2,378,516  1,781,453     -  469,305  4,629,274

CPHP-XVIII
Ascension Twr 3,384,699  4,347,930     -  273,795  8,006,424

Coleman Manor Associates
Limited Partnership
Coleman Manor 2,167,723    -           -  161,420  2,329,143

CPHP-XX
Holiday Heights 963,323  1,622,864     -   88,223  2,674,410

CPHP-XXII
Harriet Tubman
Terrace       1,503,242  3,613,105 221,500 144,119 5,481,966
              _________  _________ _______ _______ _________
        $44,540,052$60,976,263$221,500$7,055,424$112,793,239
        =========== ========== ======= ========= ===========


NOTE 3 - INCOME TAX BASIS

The aggregate cost of the land for federal income tax purposes is $6,594,801 and the aggregate cost of buildings and improvements for federal income tax purposes is $98,673,900. The total of the above mentioned items is $105,268,701.

NOTE  4 - RECONCILIATION OF REAL ESTATE AND ACCUMULATED
          DEPRECIATION


                                               Accumulated
                                    Cost       Depreciation
                                 ___________   ____________
Balance at December 31, 1992    $103,965,118    $19,393,980
Additions during year:
    Depreciation                       -          4,210,916
    Improvements                     346,280         -
                                 ___________     __________
Balance at December 31, 1993     104,311,398     23,604,896
Additions during year:
     Improvements                    354,837         -
     Depreciation                      -          4,200,321
                                 ___________     __________
Balance at December 31, 1994     104,666,235     27,805,217
Additions during year:
    Improvements                     825,786         -
    Depreciation                       -          4,199,930
    Disposals                        (99,272)       (99,272)
                                ____________    ___________
Balance at December 31, 1995    $105,392,749    $31,905,875
                                ============    ===========




            CENTURY PACIFIC HOUSING FUND-I

SCHEDULE IV - MORTGAGE LOANS ON REAL ESTATE OF OPERATING
PARTNERSHIPS IN WHICH CPHF-I HAS LIMITED PARTNERSHIP
INTERESTS

                  DECEMBER 31, 1995

                                  Monthly
                                 Payments  Original
                        Final   to Maturity  Face    Carrying
              Interest Maturity (Net of HUD Amt.of   Amount of
Description(1)   Rate   Date    Subsidy)  Mortgage  Mortgage(2)
_____________  ______  _______  ________  ________  __________
First mortgages
assumed by
Operating Partnerships:

Century Pacific Housing
 Partnership-I (CPHP-I)
Charter House
Dothan, Alabama   7% Mar 2013 $ 5,202  $1,325,700   $ 988,603

CPHP-II
VOA/Sunset Park, Ltd.
Sunset Park
Denver, Colorado  7% Aug 2013   8,592   4,859,300   2,668,148

CPHP-III
Highland Park
Topeka, Kansas    3% Dec 2008  10,835   2,914,500   1,398,319

CPHP-IV
Forest Glen Estates
Kansas City, KS 7.5% Apr 2013   6,554   2,787,000   2,126,995

CPHP-VI     3% plus
Edgewood    T/B Rate
Danville, IL         Mar 2013  22,160   2,360,000   2,099,921

CPHP-VII
Gulfway Terrace
New Orleans, LA  7%  Jun 2015  13,576   3,616,200   2,874,445

CPHP-IX
Wind Ridge
Wichita, KS    8.5%  Nov 2012   4,475   2,010,900   1,500,174

CPHP-X
Bergen Circle
Springfield,MS 6.92% Mar 2018  24,646   7,381,100   6,360,472

CPHP-V
Jaycee Towers
Dayton, Ohio   8.5%  Sep 2012   7,387   3,361,200   2,636,776

CPHP-VIII
Sunset Townhouses
Newton, Kansas 8.5%  Sep 2012   1,819     828,300     649,779

CPHP-XI
Continental Terrace
Fort Worth, TX  7%   Mar 2013  11,781   3,002,600   2,239,107

CPHP-XII
Yale Village
Houston, Texas  7%   Jun 2015  12,400   3,363,300   2,625,525

CPHP-XIII
Atlantis
Virginia Bch,VA 8.5% Mar 2012   7,239   2,946,500   2,298,565

CPHP-XIV
Kings Row
Houston, Texas 7.5%  Aug 2011   8,884   2,116,000   1,537,403

CPHP-XV
Castle Gardens
Lubbock, Texas 8.5%  Jun 2015   7,350   1,949,900   1,556,252

CPHP-XVI
Rockwell Villa
Oklahoma City,
Oklahoma      7%    Sep 2013    1,912     812,700     582,065

CPHP-XVII
London Square Village
Oklahoma City,
Oklahoma      7.5%  Jun 2012    7,770   3,153,900   2,378,516

CPHP-XVIII
Ascension Towers
Memphis, TN   7%    May 2015    9,468   4,290,000   3,384,699

Coleman Manor Associates
  Limited Partnership
Coleman Manor
Baltimore, MD 10.0% Jul 2029   12,545   2,365,000   2,167,723

CPHP-XX
Holiday Heights
Fort Worth, TX  7%  Apr 2014    2,776   1,252,700     963,323

CPHP-XXII
Harriet Tubman Terrace
Berkeley, CA    7%  Oct 2015    4,155   1,882,700   1,503,242
                             ________ ___________ ___________
Total                        $191,526 $58,579,500 $44,540,052
                             ======== =========== ===========




                    CENTURY PACIFIC HOUSING FUND-I

             SCHEDULE IV - MORTGAGE LOANS ON REAL ESTATE OF
               OPERATING PARTNERSHIPS IN WHICH CPHF-I HAS
               LIMITED PARTNERSHIP INTERESTS - CONTINUED

                           DECEMBER 31, 1995



                                          Original
                         Final   Monthly     Face    Carrying
               Interest Maturity Payments Amount of Amount of
Description(1)   Rate    Date    Maturity Mortgage  Mortgage(2)
_____________  _______  _______  _______ __________ __________

Residual notes
(second mortgages):

Century Pacific Housing
 Partnership I (CPHP-I)
Charter House
Dothan, Alabama   (1)  Dec 2002    (1)    $781,581 $1,340,937
CPHP-II
VOA/Sunset Park, Ltd.
Sunset Park
Denver, Colorado  (1)  Dec 2002    (1)   2,462,936  4,718,048

CPHP-III
Highland Park
Topeka, Kansas    (1)  Dec 2002    (1)   3,936,695  7,531,527

CPHP-IV
Forest Glen Estates
Kansas City, KS   (1)  Dec 2002    (1)   1,733,923  3,317,258

CPHP-VI
Edgewood
Danville, IL      (1)  Dec 2002    (1)     415,192    712,882

CPHP-VII
Gulfway Terrace
New Orleans, LA   (1)  Dec 2002    (1)   1,255,000  2,569,316

CPHP-IX
Wind Ridge
Wichita, Kansas   (1)  Dec 2003    (1)   1,053,084  2,013,406

CPHP-X
Bergen Circle
Springfield, MA   (1)  Jul 2013    (1)   3,547,072  6,778,852

CPHP-V
Jaycee Towers
Dayton, Ohio      (1)  Oct 2005    (1)   2,245,673  3,996,214

CPHP-VIII
Sunset Townhouses
Newton, Kansas    (1)  Aug 2003    (1)     341,229    620,466

CPHP-XI
Continental Terrace
Fort Worth, Texas (1)  Oct 2003    (1)   1,595,364  2,679,355

CPHP-XII
Yale Village
Houston, Texas    (1)  Aug 2003    (1)   1,255,000  3,033,960

CPHP-XIII
Atlantis
Virginia Beach,VA (1)  Jul 2003    (1)   2,552,584  4,639,610

CPHP-XIV
Kings Row
Houston, Texas    (1)  Aug 2003    (1)   1,537,518  2,810,011

CPHP-XV
Castle Gardens
Lubbock, Texas    (1)  Jul 2003    (1)   1,160,247  2,132,187

CPHP-XVI
Rockwell Villa
Oklahoma City, OK (1)  Jul 2003    (1)     398,629    716,882

CPHP-XVII
London Square Village
Oklahoma City, OK (1)  Jul 2003    (1)     979,071  1,781,453

CPHP-XVIII
Ascension Towers
Memphis, TN       (1)  Aug 2003    (1)   2,404,667  4,347,930

CPHP-XX
Holiday Heights
Fort Worth, Texas (1)  Oct 2004    (1)     909,472  1,622,864

CPHP-XXII
Harriet Tubman Terrace
Berkeley, CA      (1)  Dec 2003    (1)   2,036,000  3,613,105


                                      $32,600,937 $60,976,263
                                      =========== ===========


                  CENTURY PACIFIC HOUSING FUND-I

               NOTES TO SCHEDULE IV - MORTGAGE LOANS ON
             REAL ESTATE OF OPERATING PARTNERSHIPS IN WHICH
                CPHF-I HAS LIMITED PARTNERSHIP INTERESTS

                         DECEMBER 31, 1995


NOTE 1 - DESCRIPTION

    Each Operating Partnership has invested in a property. The Operating Partnerships assumed mortgage loan obligations from the sellers of the properties, and with the exception of two mortgages, all mortgage loan obligations are insured by the United States Department of Housing and Urban Development. All mortgages are secured by the land and buildings of the properties.

    In addition, the Operating Partnerships issued residual notes to the sellers of the properties as partial consideration.
    The notes bear interest at the minimum long-term federal rate as announced from time-to-time pursuant to Section 1274 of the Internal Revenue Code, provided that such rate shall not be less than 7% nor greater than 15%. The notes are secured by the land and buildings of the properties. The notes are repayable out of future cash available for distribution and unpaid principal and interest are due at maturity.


NOTE 2 - INCOME TAX BASIS

    The income tax basis of the mortgages is the same as the carrying amounts in Schedule IV.



                  CENTURY PACIFIC HOUSING FUND-I

             NOTES TO SCHEDULE IV - MORTGAGE LOANS ON
          REAL ESTATE OF OPERATING PARTNERSHIPS IN WHICH
       CPHF-I HAS LIMITED PARTNERSHIP INTERESTS -CONTINUED

                       DECEMBER 31, 1995



NOTE 3 - RECONCILIATION OF MORTGAGES AND RESIDUAL NOTES


                                                   Residual
                                     Mortgages      Notes
                                    ___________   ___________

Balance at December 31, 1992        $47,777,750   $48,348,348
       Additions during year:
           Accrued interest             -           3,823,532
       Deductions during year:
          Payments                   (1,003,982)        -
                                     __________    __________
       Balance at December 31, 1993  46,773,768    52,171,880
       Additions during year:
           Accrued interest             -           4,232,506
       Deductions during year:
           Payments                  (1,071,197)        -
                                     __________    __________
       Balance at December 31, 1994  45,702,571    56,404,386
       Additions during year:
           Accrued interest             -           4,571,877
       Deductions during year:
         Payments                   (1,162,519)         -
                                    ___________   ___________

       Balance at December 31, 1995 $44,540,052   $60,976,263
                                    ===========   ===========